EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 333-75820 and Registration Statement Nos. 333-145747, 333-68319, 333-80641, 333-28019, 333-28021, 333-41353, 333-50013, 333-55969, 333-30160, 333-42828, 333-103252, 333-104247, 333-161638, 333-11185, 333-178426 and 333-211499 on Form S-8 of our reports dated February 28, 2019, relating to the consolidated financial statements and financial statement schedule of Dean Foods Company and subsidiaries (the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
February 28, 2019